EXHIBIT 99.1

Veritone® Reports Financial Results for the Fourth Quarter and Full Year 2018

COSTA MESA, CA – February 21, 2019 – Veritone, Inc. (NASDAQ: VERI), a leading provider of artificial intelligence (AI) technology and solutions, today reported results for the fourth quarter and year ended December 31, 2018.

Chad Steelberg, CEO and Chairman of Veritone, commented: “In 2018, we successfully executed our strategy to expand our product offerings, invest in complementary technologies and further drive customer adoption of aiWARE. For the full year, our Advertising net revenues increased 32%, and our aiWARE SaaS net revenues were up 307%, compared with 2017. These increases reflect both strong organic growth and contributions from our acquisitions in the third quarter, which extended the capabilities of aiWARE and diversified our customer base and product capabilities.”

“Our work in 2018 has positioned us well for accelerated revenue growth in 2019. Over the past few months, we added five new applications to our aiWARE platform that deliver solutions based on cognition of audio, video and structured content. Three market focused applications, Attribute, Identify and Redact, were developed by us and two, CORE and Digital Media Hub, came from our acquisition of Wazee Digital. aiWARE’s architecture allows us to build these applications quickly and inexpensively, and they deliver significant benefits for users, ranging from timelier optimization of advertising spend to faster identification of potential criminal suspects to more efficient compliance with information disclosure requirements.  We are seeing great interest in these applications from both current and new customers, and we expect them to contribute to significant revenue growth this year. With these new products, our pipeline of other products under development and the momentum in our business, we are excited about our growth prospects in 2019.  We will leverage this revenue growth and prudent expense management to materially reduce our Adjusted EBITDAS loss this year,” concluded Steelberg.

Fourth Quarter 2018 Financial Highlights:

•	Net revenues were $10.9 million, an increase of 213% versus Q4 of 2017, including $4.8 million of revenue from recent acquisitions.
o	aiWARE SaaS net revenues, excluding the Company’s recent acquisitions, increased by 38% versus Q3 of 2018 and by 211% versus Q4 of 2017.
o	Advertising net revenues, excluding the Company’s recent acquisitions, increased by 9% versus Q3 of 2018 and by 55% versus Q4 of 2017.
•	Gross profit was $7.4 million, up 128% from $3.3 million in Q4 of 2017.
•	Adjusted EBITDAS loss was $8.9 million (82% of net revenues), versus $8.6 million (114% of net revenues) in Q3 of 2018 and $10.2 million (292% of net revenues) in Q4 of 2017.

Fourth Quarter 2018 Key Performance Indicators (KPIs), Excluding Acquisitions

Veritone aiWARETM SaaS Business, Year-over-Year Results

•	AI Customer Count: 97 at the end of Q4, an increase of 70%.
•	AI Accounts Total: 814 at the end of Q4, an increase of 74%.
•	Active Cognitive Engines: 287 at the end of Q4, an increase of 90%.
•	Total Hours of Video and Audio Files Processed: 3.6 million in Q4, an increase of 163%.
•	Monthly Recurring Revenue Under Agreements (MRR): $229,000 at the end of Q4, an increase of 32%.
•	Total Contract Value of Bookings: $898,000 in Q4, an increase of 149%.

Veritone OneTM Advertising Business, Year-over-Year Results

•	Active Clients: 76 during Q4, an increase of 33%.
•	Average Media Spend per Client: $616,000 during Q4, an increase of 33%.

Fourth Quarter 2018 Financial Results

Net revenues increased 213% to $10.9 million from $3.5 million in the fourth quarter of 2017.  The acquisitions that were completed in August contributed $4.8 million to net revenues in the fourth quarter of 2018.  Excluding the impact of these acquisitions, Advertising net revenues totaled $4.7 million, a year-over-year increase of 55%, driven primarily by a significant ad campaign run by one customer during the fourth quarter of 2018.  Excluding the impact of the acquisitions, aiWARE SaaS net revenues totaled $1.5 million in the fourth quarter of 2018, a year-over-year increase of 211%, due to the increased number of customers and accounts, increased revenue from existing customers, and a performance incentive that the Company earned during the quarter.

Gross profit increased 128% to $7.4 million from $3.3 million in the fourth quarter of 2017. The increase in gross profit in the fourth quarter of 2018 compared with the prior year period was due primarily to the higher revenue level from the Company’s aiWARE SaaS business and the contributions of the Company’s recent acquisitions. Gross margin was 68%, versus 93% in the fourth quarter of 2017. The decrease in gross margin reflects the higher proportion of net revenues from the Company’s aiWARE SaaS and aiWARE Content Licensing and Media Services businesses, which generally carry lower gross margins than its Advertising business, and to higher amortization expense related to technology acquired in its recent acquisitions.

Total operating expenses were $25.5 million, an increase of $9.4 million, or 58%, compared with the fourth quarter of 2017. The increase was due primarily to the addition of the operating expenses of the businesses acquired in the third quarter of 2018, higher stock-based compensation expense, increased amortization expense related to the intangibles of the businesses acquired in the third quarter of 2018, and higher compensation expense related to earn out incentives associated with one of the acquisitions.

Loss from operations was $18.0 million, an increase of $5.2 million compared with the loss from operations of $12.8 million in the fourth quarter of 2017, due primarily to higher stock-based compensation expense, higher amortization of intangible, and earn out incentives associated with one of the acquisitions.

Net loss attributable to common stockholders totaled $17.8 million, or $(0.92) per share based on 19.2 million weighted average shares outstanding, compared with $12.8 million, or $(0.83) per share based on 15.3 million weighted average shares outstanding, in the fourth quarter of 2017.

Earnings before interest expense, depreciation, amortization and stock-based compensation expenses, adjusted to exclude certain acquisition, integration and financing-related costs (Adjusted EBITDAS), a non-GAAP financial measure, totaled a loss of $8.9 million, or 82% of net revenues, compared with a loss of $10.2 million, or 292% of net revenues, in the fourth quarter of 2017.  The lower Adjusted EBITDAS loss was due primarily to the increase in net revenues, offset in part by the increase in operating expenses. See “About the Presentation of Adjusted EBITDAS” below for an explanation of the items excluded from the calculation of Adjusted EBITDAS and a reconciliation of net loss to Adjusted EBITDAS following the financial statements at the end of this news release.

Cash: As of December 31, 2018, the Company had cash and cash equivalents and marketable securities of $51.1 million, including $7.5 million of cash received from clients for future payments to vendors, and no long-term debt.

Full Year 2018 Financial Results

Net revenues increased 88% to $27.0 million from $14.4 million in 2017, including $7.0 million in 2018 from the Company’s recent acquisitions. Excluding the impact of the recent acquisitions, Advertising net revenues for 2018 totaled $15.4 million, an increase of 19% compared with the prior year, and aiWARE SaaS net revenues totaled $4.7 million, an increase of 220% compared with 2017.

Net loss attributable to common stockholders totaled $61.1 million, or $(3.48) per share based on 17.6 million weighted average shares outstanding, compared with $64.1 million, or $(6.20) per share based on 10.3 million weighted average shares outstanding, in 2017.

Adjusted EBITDAS, a non-GAAP financial measure, totaled a loss of $39.0 million, compared with a loss of $30.2 million in 2017.  The increased Adjusted EBITDAS loss was due primarily to the addition of software development, data science, product management, and sales and marketing personnel, which management expects will lead to enhancements to the Company’s aiWARE operating system and increased net revenues in the future.

First Quarter 2019 Revenue Outlook:

For the first quarter ending March 31, 2019, the Company expects its total net revenues to be in the range of $11.5 million to $11.9 million.

Conference Call

Veritone will hold a conference call today February 21, 2019, at 4:30 p.m. Eastern Standard Time (1:30 p.m. Pacific Standard Time) to discuss these results and provide an update on the business. Veritone management will host the presentation, followed by a question and answer session. The call will be open to all interested parties through a live audio web broadcast via the Internet at investors.veritone.com. The call will also be available by dialing 877-791-0151 or 647-689-5650 for International.

Please call the conference telephone number 5-10 minutes prior to the start time and reference the conference ID 9295245.  An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact LHA at 415-433-3777.

A replay of the audio webcast will be available on the company’s website shortly after the call ends. Additionally, a telephonic replay of the call will be available through Thursday, March 7, 2019 by dialing the following numbers:

Replay number: 800-585-8367

International replay number: 416-621-4642

Replay ID: 9295245

About Veritone

Veritone (Nasdaq: VERI) is a leading provider of artificial intelligence (AI) technology and solutions. The company’s proprietary operating system, aiWARE™, orchestrates an expanding ecosystem of machine learning models to transform audio, video and other data sources into actionable intelligence. aiWARE can be deployed in a number of environments and configurations to meet customers’ needs. Its open architecture enables customers in the media and entertainment, legal and compliance, and government sectors to easily deploy applications that leverage the power of AI to dramatically improve operational efficiency and effectiveness. Veritone is headquartered in Costa Mesa, California with over 300 employees, and has offices in Denver, London, New York, San Diego, and Seattle. To learn more, visit Veritone.com.

About the Presentation of Adjusted EBITDAS

Adjusted EBITDAS is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from Adjusted EBITDAS are detailed in the reconciliation included at the end of this news release. Other companies (including the Company’s competitors) may define Adjusted EBITDAS differently. The Company presents Adjusted EBITDAS because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Management also uses this information internally for forecasting and budgeting. This non-GAAP measure may not be indicative of the historical operating results of Veritone or predictive of potential future results. Investors should not consider Adjusted EBITDAS in isolation or as a substitute for analysis of the Company’s results as reported in accordance with GAAP.

Safe Harbor Statement

This news release contains forward-looking statements, including without limitation statements regarding the Company’s expectation that it is well positioned for accelerated revenue growth in 2019; its expectation that its new applications will contribute to significant revenue growth in the future; the Company’s expectation that it will leverage its expected revenue growth and expense management to materially reduce its Adjusted EBITDAS loss in 2019; and the Company’s expected total net revenues in the first quarter of 2019. In addition, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “should,” “could,” “estimate” or “continue” or the plural, negative or other variations thereof or comparable terminology are intended to identify forward-looking statements, and any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date hereof, and are based on management’s current assumptions, beliefs and information. As such, the Company’s actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Important factors that could cause such differences include, among other things, the Company’s ability to successfully integrate its recent acquisitions; the Company’s ability to achieve broad recognition and customer acceptance of its products and services; the Company’s ability to continue to develop and add additional capabilities and features to its aiWARE operating system, including expanding the capabilities of its Conductor technology and extending it to other cognitive classes; the development of the market for cognitive analytics solutions; the ability of third parties to develop and provide additional high quality, relevant cognitive engines and applications; the Company’s ability to successfully identify and integrate such additional third-party cognitive engines and applications onto its aiWARE operating system, and to continue to be able to access and utilize such engines and applications, and the cost thereof; as well as the impact of future economic, competitive and market conditions, particularly those related to its strategic end markets; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Certain of these judgments and risks are discussed in more detail in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be achieved. The forward-looking statements contained herein reflect the Company’s beliefs, estimates and predictions as of the date hereof, and the Company undertakes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events for any reason, except as required by law.

Company Contact:

Pete Collins, Chief Financial Officer

Veritone, Inc.

(949) 397-2148

investors@veritone.com

Investor Relations Contact:

Mary Magnani or Kirsten Chapman

LHA

(415) 433-3777

veri@lhai.com

VERITONE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of
	December 31,	December 31,
	2018	2017
ASSETS

Cash and cash equivalents	$37,539	$29,545
Marketable securities	13,565	39,598
Accounts receivable, net	29,195	7,691
Expenditures billable to clients	2,695	4,163
Prepaid expenses and other current assets	3,579	2,808
Total current assets	86,573	83,805

Property, equipment and improvements, net	4,008	680
Intangible assets, net	21,329	3,154
Goodwill	6,397	139
Other assets	1,237	780
Total assets	$119,544	$88,558

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$26,667	$13,338
Accrued media payments	7,416	5,999
Client advances	11,739	3,477
Accrued compensation	6,580	3,117
Other accrued liabilities	3,746	1,325
Total current liabilities	56,148	27,256

Other liabilities	1,386	—
Total liabilities	57,534	27,256
Total stockholders' equity	62,010	61,302
Total liabilities and stockholders' equity	$119,544	$88,558

VERITONE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(in thousands, except per share and share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net revenues	$10,946	$3,499	$27,047	$14,413
Cost of revenues	3,525	246	6,479	1,070
Gross profit	7,421	3,253	20,568	13,343
	67.8%	93.0%	76.0%	92.6%
Operating expenses:
Sales and marketing	6,994	5,010	22,470	14,699
Research and development	7,203	4,357	22,095	13,970
General and administrative	11,266	6,714	37,993	31,436
Total operating expenses	25,463	16,081	82,558	60,105

Loss from operations	(18,042)	(12,828)	(61,990)	(46,762)
Other income (expense), net	263	39	908	(12,833)
Loss before provision for income taxes	(17,779)	(12,789)	(61,082)	(59,595)

Provision for income taxes	5	1	22	6
Net loss	(17,784)	(12,790)	(61,104)	(59,601)
Accretion of redeemable convertible preferred stock	—	—	—	(4,470)
Net loss attributable to common stockholders	$(17,784)	$(12,790)	$(61,104)	$(64,071)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.92)	$(0.83)	$(3.48)	$(6.20)
Weighted average shares outstanding attributable to
common stockholders:
Basic and diluted	19,249,773	15,344,714	17,572,938	10,332,593

Comprehensive loss:
Net loss	$(17,784)	$(12,790)	$(61,104)	$(59,601)
Unrealized gain (loss) on marketable securities, net of income taxes	(5)	(72)	49	(134)
Foreign currency translation adjustments, net of income taxes	(23)	—	1	—
Total comprehensive loss	$(17,812)	$(12,862)	$(61,054)	$(59,735)

VERITONE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(61,104)	$(59,601)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,701	253
Amortization of debt discounts and issuance costs	—	3,740
Costs of warrants issued	207	5,790
Write-off of debt discounts and debt issuance costs at IPO	—	10,132
Change in fair value of warrant liability	(184)	(7,114)
Provision for doubtful accounts	27	107
Stock-based compensation expense	15,492	16,089
Changes in assets and liabilities:
Accounts receivable	(15,584)	(2,964)
Expenditures billable to clients	1,468	(779)
Prepaid expenses and other current assets	(594)	(1,620)
Accounts payable	11,101	1,017
Accrued media payments	1,417	(778)
Client advances	3,925	1,636
Other accrued liabilities	301	2,181
Other liabilities	1,380	—
Net cash used in operating activities	(38,447)	(31,911)

Cash flows from investing activities:
Purchases of marketable securities	—	(39,850)
Proceeds from sales of marketable securities	26,000	—
Capital expenditures	(3,718)	(664)
Intangible assets acquired	(570)	(3,034)
Acquisition of businesses, net of cash acquired	(9,563)	—
Deposits for operating leases	—	(779)
Net cash provided by (used in) investing activities	12,149	(44,327)

Cash flows from financing activities:
Proceeds from common stock offerings, net	32,764	56,468
Proceeds from exercise of Primary Warrant	—	29,263
Proceeds received under the Bridge Loan Agreement	—	8,000
Proceeds from issuances of stock under employee stock plans	1,560	131
Debt issuance costs	—	(68)
Other	(32)	(89)
Net cash provided by financing activities	34,292	93,705

Net increase in cash and cash equivalents	7,994	17,467
Cash and cash equivalents, beginning of period	29,545	12,078
Cash and cash equivalents, end of period	$37,539	$29,545

VERITONE, INC.
RECONCILIATION OF UNAUDITED GAAP NET LOSS TO ADJUSTED EBITDAS
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Reconciliation of Net Loss to Adjusted EBITDAS:
Net loss	$(17,784)	$(12,790)	$(61,104)	$(59,601)
Interest expense	—	—	—	496
Provision for income taxes	5	1	22	6
Depreciation and amortization	2,318	78	3,701	254
Stock-based compensation expense	4,974	2,478	14,383	16,089
Amortization of debt discounts and issuance costs	—	—	—	3,740
Cost of warrants issued	—	—	207	5,790
Write-off of debt discounts and debt issuance costs at IPO	—	—	—	10,132
Change in fair value of warrant liability	(91)	—	(184)	(7,114)
Costs related to unsolicited acquisition proposal	116	—	116	—
Machine Box contingent payments	1,109		1,386	—
Acquisition and integration-related costs	407	—	2,427	—
Adjusted EBITDAS	$(8,946)	$(10,233)	$(39,046)	$(30,208)

VERITONE, INC.
UNAUDITED NET REVENUES DETAIL
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Advertising	$5,986	$3,022	$17,146	$12,949
aiWARE SaaS	2,426	477	5,958	1,464
aiWARE Content Licensing and Media Services	2,534	—	3,943	—
Net revenues	$10,946	$3,499	$27,047	$14,413

VERITONE, INC.
UNAUDITED KEY PERFORMANCE INDICATORS (KPIs)
EXCLUDING ACQUISITIONS
(dollar amounts in thousands)

aiWARE SaaS	Q1 2018	Q2 2018	Q3 2018	Q4 2018
# of Customers	70	86	93	97
# of Accounts	591	625	634	814
# of Active Cognitive Engines	184	214	252	287
# of Hours of Video and Audio Files Processed	2,805,000	2,729,000	2,830,000	3,566,000
Total Contract Value of Bookings	$237	$583	$226	$898
Monthly Recurring Revenue Under Agreements (MRR)	$169	$214	$191	$229
Net Revenues	$1,267	$860	$1,077	$1,482

aiWARE SaaS	Q1 2017	Q2 2017	Q3 2017	Q4 2017
# of Customers	25	38	37	57
# of Accounts	57	169	170	467
# of Active Cognitive Engines	48	69	122	151
# of Hours of Video and Audio Files Processed	367,000	438,000	711,000	1,357,000
Total Contract Value of Bookings	$1,947	$151	$2,645	$360
Monthly Recurring Revenue Under Agreements (MRR)	$110	$132	$135	$173
Net Revenues	$209	$348	$431	$476

Advertising	Q1 2018	Q2 2018	Q3 2018	Q4 2018
# of Clients Added	14	14	10	14
# of Active Clients	60	74	78	76
Average Media Spend per Active Client During Period	$490	$425	$540	$616
Net Revenues	$3,121	$3,307	$4,296	$4,681

Advertising	Q1 2017	Q2 2017	Q3 2017	Q4 2017
# of Clients Added	8	16	9	14
# of Active Clients	39	45	49	57
Average Media Spend per Active Client During Period	$670	$695	$649	$464
Net Revenues	$2,899	$3,739	$3,288	$3,023